Exhibit 99.1

Central European Distribution Corporation Completes Distribution Acquisition; Raises 2006 Guidance

Bala Cynwyd, Pennsylvania November 15, 2005: Central European Distribution Corporation today announced that it has acquired certain trading assets of alcohol distributors in key regions in Poland for an investment of approximately $400,000 (1.375 million PLN) in an all cash transaction.

As a result of this acquisition, the Company is raising its 2006 full year net sales guidance from $895 - $920 million to $906 - $931 million and is raising 2006 full year fully diluted earnings per share guidance from $1.92 - $2.12 to $1.94 - $2.14. The 2006 guidance noted above does not take into account additional acquisitions that may be completed or any potential impact of foreign exchange movements on our Senior Secured Notes financing. The 2006 guidance does not include the impact of expensing of options, which is estimated to be approximately $0.05 to $0.07 per fully diluted share. Our 2005 guidance remains unchanged.

William Carey, President and CEO of CEDC, said, “We are pleased with this acquisition as it is expected to result in a strengthening of our distribution platform in strategic regions of Poland. We continue to see strong interest in joining the CEDC group from regional distributors across Poland. We believe that some of the future distribution acquisitions we plan to make will follow the same type of format as this latest transaction in that we will plan to purchase certain assets of a distribution company, instead of purchasing the total shares of a company. We believe this can be a more cost effective way of gaining market share in many cases.”

CEDC is the largest vodka producer in Poland by value and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to European and Asian markets.

CEDC is also the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. CEDC operates 15 distribution centers and 87 satellite branches throughout Poland. It distributes many of the world’s leading brands in Poland, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Penfolds and Concha y Toro wines, and Corona, Foster’s, Grolsch, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements, expressed or implied, by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Form 10-K for the fiscal year ended December 31, 2004, and in other periodic reports filed by the Company with the Securities and Exchange Commission.

James Archbold

Vice President and Director of Investor Relations

Central European Distribution Corporation

www.ced-c.com

610-660-7817